Exhibit 99.1
Autoliv Inc. Financial Report January - March 2006
Net sales - down 7% to $1.6 billion Operating income - up 9% to $141 million Earnings per share - up 35% to $1.13 Operating cash flow - up 55% to $139 million

(Stockholm, April 27, 2006) - For the quarter ended March 31, 2006, Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported record earnings per share despite a 7% decline in sales. The earnings improvement was partly due to favorable temporary tax effects and other one-time events.

The 7% decline in consolidated sales to $1,568 million was primarily caused by negative currency effects of more than 5%. Operating income improved by 9% or $12 million to $141 million, despite the unfavorable currency effect. Operating income was boosted by a capital gain of $6 million.

Income before taxes rose by 8% or $10 million to $133 million, while net income increased by 22% or $17 million to $95 million, partially as an effect of an exceptionally low tax rate. Earnings per share rose by 35% to $1.13.

Cash flow from operations amounted to $139 million. Cash flow after investing activities amounted to $76 million, which includes $23 million from asset sales.

Sales for the second quarter 2006 are expected to decrease by approximately 8% as a consequence of an anticipated 8% drop in West European light vehicle production and a 3% negative effect from currency rate changes. Operating margin may approach the same level of 8.7% as achieved in the second quarter 2005.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available at www.autoliv.com under "Financial info".

Market Overview

During the three-month period January through March 2006, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have increased by almost 4% compared to the same quarter 2005. This was due to a sharp increase in Eastern Europe as well as to Asian manufacturers expanding their production in North America.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production rose by 3% due to an increase of 18% in Eastern Europe. In Western Europe, light vehicle production was flat with a unfavorable model mix for Autoliv which was worse than assumed in the first quarter forecast. The effect of the negative model mix was exacerbated by the phasing-out of production of certain old vehicle models in preparation of the launch of the next generation of these vehicle models.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production increased by nearly 5%, which was more than twice as much as anticipated. GM, Ford and Chrysler ("the Big 3") increased their production by 2%, and the Asian and European vehicle manufacturers increased their production in North America by 11%, almost twice as much as expected. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, the changes in the North American vehicle build were favorable for the Company.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 3%.

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems. It is therefore important as a new driver of safety content value per vehicle that the U.S. Congress, later this spring, adopts the proposed new regulation on side-impact crash testing.

Consolidated Sales

During the quarter, Autoliv's consolidated net sales declined by just over 7% to $1,568 million compared to the first quarter 2005. Excluding currency effects of more than 5%, sales decreased organically (i.e. sales excluding translation currency effects, and acquisitions/divestitures) by less than 2%. This decline was mainly due to the negative vehicle model mix in European light vehicle production.

Sales grew organically in all regions except Europe. This growth reflects the introduction of curtain airbags and other side airbags in an increasing number of new vehicle models as well as Autoliv's growing share of the safety electronics market. The growth also reflects Autoliv's strong performance in the Rest of the World ("RoW") where both vehicle production and the safety content per vehicle are increasing. These favorable effects, however, were not enough to offset the negative effects from changes in European vehicle production, continued pricing pressure from customers, strong competition in frontal airbags and the phase-out of unprofitable airbag inflators.

Sales by Product

Sales of airbag products (including steering wheels) decreased by 7% to $1,039 million. Excluding currency effects of 5%, organic sales declined by 2% as a result of the negative vehicle model mix in Europe, the expiration of certain frontal airbag contracts and the phase-out of unprofitable airbag inflator designs. Sales of curtain airbags for head protection (organic sales up 9%) and of safety electronics (up 6%) continued to perform well, despite the negative vehicle model mix in the Company's most important market, i.e. Western Europe.

Sales of seatbelt products (including seat sub-systems) declined by 8% to $529 million. Currency effects reduced sales by 6%. The decline of 2% in organic sales was due to the unfavorable vehicle model mix in Europe and weak demand for non-core seat component products.

Sales by Region

Reported sales from Autoliv's European companies dropped by 15% to $822 million and organic sales by 7% (i.e. excluding currency effects of 8%). Organic sales were affected by the negative model mix in European light vehicle production and by the expiration of certain frontal airbag contracts. European sales were also reduced by 1% by the transfer of certain Honda business to Japan. These unfavorable effects were partially offset by increased curtain airbag sales to, for instance, Audi's Pikes Peak, Citroën's C6, Opel's Zafira, Skoda's Octavia, Toyota's Corolla and Yaris. The up-coming launch of Peugeot's 207 model also started to add sales toward the end of the quarter.

Sales from Autoliv's North American companies increased by almost 2% to $450 million due to strengthening demand for curtain airbags (up 35%) and market share gains in safety electronics (up 34%). Sales of side airbags for chest protection and steering wheels also grew, while sales were adversely impacted by fierce competition in frontal airbags and by continued phase-out of unprofitable airbag inflators. The strong sales performance in curtain airbags was driven by new business for Chrysler's Dodge Caliber and the ramp-up of production of Buick's LaCrosse, Honda's Pilot, Hyundai's Sonata and Volkswagen's Jetta.

Sales from Autoliv's companies in Japan declined by 3% to $146 million due to negative currency effects of 10%. The organic growth of 7% was impacted by the transfer of certain Honda business from Europe to Japan, which added 5% to sales. Organic sales growth occurred in all product lines except seatbelts, spearheaded by a 32% surge in organic sales of curtain airbags. Sales were driven by strong demand for mainly Toyota's Ryu and Rav4.

Sales from Autoliv's companies in the Rest of the World (RoW) rose by 15% to $150 million. Excluding currency effects of 2%, sales grew organically by 13%. All product areas contributed to the organic sales growth which was especially strong in passenger airbags (up 22%), curtain airbags (up 51%) and safety electronics (up 77%). The demand was particularly strong in China and Korea, partially as a result of new business for Kia's Optima and Sedona.

Earnings

The significant negative effect on sales of currency exchange rate changes has also had a major impact on the Company's reported profits. However, excluding the currency effects, last years' favorable profit trend continued, driven by the Company's systematic and ceaseless cost-reduction activities which have included such actions as plant consolidations, move of production to low-cost countries, consolidation of the supplier base and re-designing of products. The steady underlying profit trend also reflects Autoliv's leadership position in newer, expansive segments of the market (such as curtain airbags), the Company's consistent phase-out of unprofitable or low-margin products (such as certain inflators and seat components) as well as the Company's early and aggressive expansion in Asia. All these measures taken by the Company have made it possible to manage the fierce pricing pressure in the automotive industry.

During the quarter, reported gross profit decreased by 3% or $9 million to $330 million. The decrease was, however, entirely due to currency effects which reduced gross profit by $22 million. Gross margin improved to 21.0% from 20.0% during the first quarter 2005 partly due to a $6 million capital gain from the sale of the recently closed airbag assembly facility in the U.K. Excluding this capital gain, gross margin in the first quarter improved to 20.7%. The improvement was mainly the result of substantial reductions in labor costs, primarily as a reflection of the Company's comprehensive moves of production to low cost countries over the last several years (see also the "Headcount" section below). However, the margin improvement also reflects the temporary slow-down in new vehicle model launches which resulted in unusually low start-up costs for Autoliv in areas such as over-time, freight and scrap.

Operating income rose by 9% to $141 million - despite a 7% unfavorable currency effect - and operating margin rose to 9.0% from 7.6%. Last year, operating income was reduced by $11 million for the plant closure in the UK. This year, the above-mentioned capital gain improved operating margin by 0.4 percentage points. Excluding these effects, operating margin rose from 8.3% to 8.6% despite the relatively sharp decline in reported sales. The operating margin increase was due to the improvement in gross margin.

Selling, general and administrative expenses decreased by 5% but increased in relation to sales to 5.2% from 5.1% due to the relatively sharp drop in reported sales. The effect of FAS-123(R) was less than 0.1 percentage points. This new accounting statement requires companies to expense share-based payments to employees in the financial statements based on their fair market value.

Income before taxes grew by 8% to $133 million. Net interest expense stood unchanged despite a 40% increase in the average net debt from the first quarter 2005. The adverse effect of higher debt was offset by interest rate savings of $6 million from the Jobs Creation Act transactions that Autoliv undertook towards the end of last year.

Net income rose by 22% to $95 million as a result of the improved operating income and a lower effective tax rate. The effective tax rate dropped to 26.2% from 33.7% during the same quarter 2005. Several Autoliv subsidiaries have completed studies of R&D tax credit eligibility and concluded that they are able to substantially increase the benefit they claim for these credits for both 2005 and 2006. The 2005 catch-up effect was recorded entirely in the quarter. Excluding this catch-up effect, the effective rate for the quarter was 32%.

Earnings per share rose by 35% to $1.13 from 84 cents in the first quarter 2005. Of this increase of 29 cents in earnings per share, 12 cents was due to a lower effective tax rate and 7 cents to the stock repurchase program. (The average number of shares outstanding decreased by 9% to 84.0 million). Currency effects had a 9-cent negative effect. Excluding the exceptionally low effective tax rate (i.e. applying the 32% expected tax rate for 2006), earnings per share in the first quarter 2006 amounted to $1.03.

Reported return on capital employed grew to 18% from 16% and reported return on equity increased to 16% from 12%. Excluding the plant closure costs in 2005, the comparable returns in 2005 were 18% on capital employed and 13% on equity. Excluding the exceptionally low effective tax rate in the first quarter 2006, the return on equity was 15%.

Cash Flow and Balance Sheet

Operations continued to generate positive cash flow. Before investing activities cash flow amounted to $139 million and to $76 million after investing activities, compared to $90 million and $12 million, respectively, in the first quarter 2005. Cash flow after investing activities was boosted by $23 million from the sale of primarily the former airbag assembly facility in the U.K.

Capital expenditures, net, decreased by 22% or $17 million to $61 million due to the $23 million sales of assets. Depreciation and amortization amounted to $73 million.

Autoliv continues to meet its target that working capital should not exceed 10% of annual sales, although working capital did increase to 9.1% of sales at the end of the quarter from 8.3% at the beginning and from 8.5% at the end of the first quarter 2005.

In relation to sales days, receivables stood at 75 days both during the quarter and a year ago. Days inventory was 30, a decline from 34 days at end of the previous quarter and an increase from 29 days a year ago.

During the quarter, net debt increased by $18 million to $895 million, while net debt to capitalization stood unchanged at 27% despite share repurchases and cash dividend payments totaling $83 million. Compared to a year ago, net debt rose by $244 million and net debt to capitalization by 7 percentage points from 20%. Gross debt increased during the quarter by $416 million to $1,312 million due to stock repurchases, dividends paid and the temporary effects of the Jobs Creation Act transactions.

Autoliv's policy is to maintain a net debt position that is significantly below 3.0 times EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and an interest coverage ratio significantly above 2.75 times. On March 31, these ratios were 1.1 and 14.5, respectively.

During the quarter, equity decreased by $2 million to $2,314 million or to $27.91 per share. Equity increased by $95 million from net income, by $7 million from the exercise of stock options and by $6 million from favorable currency effects. Equity decreased by $56 million from share repurchases, $27 million from accrued dividends and by $27 million from dividend payments.

Launches in the 1st Quarter
  BMW's 5- and 6-series: Night Vision System
  BMW's new Z4 coupØ: Safety electronics
  Fiat's new Ducato: Seatbelts
  Ford's new Galaxy: Passenger airbag, knee airbag, side airbags, Inflatable Curtains and seatbelts
  Ford's new S-max: Passenger airbag, knee airbag, side airbags, Inflatable Curtains and seatbelts
  Jaguar's new XK: Hood lifters for pedestrian protection
  Kia's new Optima: Driver airbag and passenger airbag, side airbags, Inflatable Curtains and safety electronics
  Toyota's new FJ Cruiser: Passenger airbag and Inflatable Curtains
  Toyota's new Rav4: Inflatable Curtains
  Toyota's new Yaris: Inflatable Curtains
  Volkswagen's new Eos: Passenger airbag
  Volvo's new S80: Passenger airbag, side airbags, Inflatable Curtains, seatbelts and integrated telephone

Headcount

Total headcount (employees plus temporary hourly workers) increased by 450 during the quarter to 39,300 from an unseasonably low level at the beginning of the quarter due to extended shutdowns of many car plants over the holiday season. However, in high-labor-cost countries headcount continued to decline. The decline was almost 300, while headcount in low-labor-cost countries increased by more than 700.

As a consequence, 41% of headcount (and 44% of permanent employees excluding temporaries) are currently in low-labor-cost countries compared to 37% (and 40%, respectively) a year ago and less than 10% seven years ago, when the reallocation of production started to accelerate. Of total headcount, 13% are temporary workers (primarily in high-labor-cost countries).

Prospects

During the second quarter of 2006, light vehicle production in the Triad is expected to decline by 2% primarily due to an 8% drop in Western Europe where Autoliv generates more than 50% of revenues. In addition, the European vehicle model mix is expected to continue to be negative for Autoliv. In North America light vehicle production is expected to decrease by slightly more than 1% and increase in Japan by 3%. Assuming that the current exchange rates prevail, sales are expected to be negatively affected by 3% from currency effects. Based on these assumptions, Autoliv's sales may decline by 8% in the second quarter, and operating margin expected to approach the 8.7% level achieved during the same quarter 2005. The effective tax rate for the second quarter is forecasted at approximately 32%.

Despite the fact that sales are now expected to decline more in the second quarter than anticipated earlier, Autoliv maintains its guidelines for the full year 2006 that organic sales (i.e. sales excluding currency effects) will be relatively flat. Although most of Autoliv's purchased components do not contain zinc and aluminum, the dramatic price escalations on these raw materials may start to have an impact on the Company's component costs. However, we currently believe that Autoliv should be able to offset these cost increases in 2006 with lower prices on other materials.

Other Significant Events
  During the first quarter, Autoliv bought back 1,050,000 shares of Company stock for $56 million at an average cost of $53.18 per share. During the last twelve months, the Company has repurchased 8.8 million shares for $399 million (at an average cost of $45.40 per share). In addition, Autoliv has paid quarterly dividends of $109 million during the past twelve months.

    Since the repurchasing program was adopted in 2000, the Company has bought back 21 million shares for $754 million at an average cost of $35.76 per share compared to the share price at the end of the quarter of $56.58. This 58% increase in the potential market value of the investment compares favorably with the 20% reduction in the number of shares outstanding due to the share repurchases. Under the existing authorizations, an additional 9 million shares can be repurchased.
  Autoliv has opened a new plant in Shanghai, which is the Company's eighth plant in China and the Company's fifth manufacturing facility globally for safety electronics. The new unit will have the capacity to increase Autoliv's sales of electronic control units for airbags by nearly 20% when the current phase is completed in a few years. The investment, which is expected to total $20 million, includes a technical department for engineering support to the expanding Chinese vehicle industry.
  Autoliv has recently received a record-breaking number of customer awards for its performance during 2005. From Toyota, Autoliv received a Value Improvement Award for "active quality management efforts" and Autoliv's "contribution to the quality of Toyota's vehicles". Toyota also honored Autoliv's European organization with two Achievement Awards in project management and cost management for the smooth closure of Autoliv's U.K. airbag assembly plant and the seamless move of this production to Turkey and other countries. Autoliv Turkey also got a separate award for Quality from Toyota.

    In February, Autoliv received Honda's Supplier of Excellence Award. This was in recognition of "persistent implementation of value engineering/value added activities". In January, Autoliv was honored with GM's Outstanding Performance Award for "performance in quality, cost, launch and delivery, as well as contributions to production and concept vehicles".
  Autoliv's U.S. facility in Promontory, Utah, which manufactures propellants for airbag inflators, has been awarded the Shingo Prize for Excellence in Manufacturing, which is "the Nobel Prize in Manufacturing" according to Business Week magazine.

Dividend

The Company has declared a quarterly dividend of 32 cents per share which will be paid on June 1 to shareholders of record as of May 4, 2006. The ex-date, when the stock trades without the right to the dividend, is May 2, 2006.

Next Report

Autoliv intends to publish the quarterly report for the second quarter on Wednesday (Please note: not Thursday) July 26, 2006.

Annual General Meeting of Shareholders

The Annual General Meeting of Shareholders will be held in Chicago on May 4, 2006. Shareholders of record at the close of business on March 7 are entitled to be present and vote at the Meeting.

Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card were mailed in March to Autoliv's shareholders.

Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/Financial info or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter January - March		Latest 12 months	Full Year
	2006	2005	April 05 - March 06	2005

Earnings per share 1)	$1.13	$.84	$3.53	$3.26
Equity per share	27.91	28.48	27.91	27.67
Cash dividend per share	.32	.25	1.24	1.17
Working capital, $ in millions	552	537	552	518
Capital employed, $ in millions	3,209	3,254	3,209	3,193
Net debt, $ in millions	895	651	895	877
Net debt to capitalization, % 2)	27	20	27	27

Gross margin, % 3)	21.0	20.0	20.7	20.4
Operating margin, % 4)	9.0	7.6	8.6	8.3

Return on equity, %	16.3	11.9	12.7	11.7
Return on capital employed, %	17.7	16.1	16.4	16.1

Average no. of shares in millions 1)	84.0	92.3	87.6	89.7
No. of shares at period-end in millions5)	82.9	91.4	82.9	83.7
No. of employees at period-end	34,100	34,500	34,100	34,100
Headcount at period-end	39,300	39,700	39,300	38,800
Days receivables outstanding 6)	75	75	78	71
Days inventory outstanding 7)	30	29	31	32

1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts are less than one percent for each period.
2)Net debt in relation to net debt, minority and equity.
3)Gross profit relative to sales.
4)Operating income relative to sales.
5)Excluding dilution and net of treasury shares.
6)Outstanding receivables relative to average daily sales.
7)Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full Year
	2006	2005	April 05 - March 06	2005
Net sales
- Airbag products	$1,038.8	$1,121.5	$4,006.9	$4,089.6
- Seatbelt products	529.1	572.1	2,072.3	2,115.3
Total net sales	1,567.9	1,693.6	6,079.2	6,204.9

Cost of sales	(1,237.9)	(1,355.0)	(4,819.8)	(4,936.9)
Gross profit	330.0	338.6	1,259.4	1,268.0

Selling, general & administrative expenses	(81.7)	(86.4)	(326.3)	(331.0)
Research, development & engineering expenses	(102.9)	(110.9)	(377.8)	(385.8)
Amortization of intangibles	(3.8)	(3.0)	(16.3)	(15.5)
Other income (expense), net	(1.1)	(9.3)	(14.8)	(23.0)
Operating income	140.5	129.0	524.2	512.7

Equity in earnings of affiliates	1.4	2.0	6.5	7.1
Interest income	2.6	2.3	7.0	6.7
Interest expense	(10.7)	(10.6)	(44.2)	(44.1)
Other financial items	(0.7)	0.1	(1.2)	(.4)
Income before income taxes	133.1	122.8	492.3	482.0

Income taxes	(34.9)	(41.4)	(166.7)	(173.2)
Minority interests in subsidiaries	(3.6)	(3.5)	(16.3)	(16.2)
Net income	$94.6	$77.9	$309.3	$292.6

Earnings per share	$1.13	$.84	$3.53	$3.26

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	March 31	December 31	March 31
	2006	2005	2005
Assets
Cash & cash equivalents	$315.9	$295.9	$116.0
Receivables	1,271.8	1,149.0	1,352.0
Inventories	475.9	485.4	493.8
Other current assets	245.8	232.2	159.5
Total current assets	2,309.4	2,162.5	2,121.3

Property, plant & equipment, net	1,092.0	1,080.7	1,125.6
Investments and other non-current assets	151.1	142.9	275.8
Goodwill assets, net	1,526.8	1,524.8	1,546.5
Intangible assets, net	150.6	154.3	153.7
Total assets	$5,229.9	$5,065.2	$5,222.9

Liabilities and shareholders' equity
Short-term debt	$499.3	$508.4	$288.0
Accounts payable	702.0	682.6	782.0
Other current liabilities	665.6	573.3	691.9
Total current liabilities	1,866.9	1,764.3	1,761.9

Long-term debt	812.3	757.1	608.1
Pension liability	53.1	49.6	72.5
Other non-current liabilities	113.3	112.4	116.0
Minority interests in subsidiaries	70.5	65.7	60.9
Shareholders' equity	2,313.8	2,316.1	2,603.5
Total liabilities and shareholders' equity	$5,229.9	$5,065.2	$5,222.9

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter January - March		Latest 12 Months	Full Year
	2006	2005	April 05 - March 06	2005

Net income	$94.6	$77.9	$309.3	$292.6
Depreciation and amortization	73.0	83.1	298.8	308.9
Deferred taxes and other	(.3)	6.5	(.4)	6.4
Changes in operating assets and liabilities	(28.8)	(77.9)	(79.9)	(129.0)
Net cash provided by operating activities	138.5	89.6	527.8	478.9

Capital expenditures, net	(61.1)	(78.4)	(293.2)	(310.5)
Acquisitions of businesses and other, net	(1.4)	.6	5.9	7.9
Net cash before financing	76.0	11.8	240.5	176.3

Net increase (decrease) in short-term debt	(23.5)	(31.7)	(193.7)	(201.9)
Issuance of long-term debt	128.3	-	1,049.8	921.5
Repayments and other changes in long-term debt	(93.1)	(29.8)	(385.6)	(322.3)
Dividends paid	(26.8)	(23.0)	(108.5)	(104.7)
Shares repurchased	(55.9)	(35.0)	(398.7)	(377.8)
Stock options exercised	4.1	2.8	5.9	4.6
Other, net	(.2)	.3	(5.4)	(4.9)
Effect of exchange rate changes on cash	11.1	(8.6)	(4.4)	(24.1)
Increase (decrease) in cash and cash equivalents	20.0	(113.2)	199.9	66.7

Cash and cash equivalents at period-start	295.9	229.2	116.0	229.2
Cash and cash equivalents at period-end	$315.9	$116.0	$315.9	$295.9